WELD ASIA ASSOCIATES (AF2026)

(Registered with US PCAOB and Malaysia MIA)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T : (603) 2284 5126 ; (603) 2284 6126

F : (603) 2284 7126

E : info@weldaudit.com

W : www.weldaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GUSHEN, INC.

(A Development Stage Entity)

We consent to the inclusion in the Registration Statement on Form S-1 of Gushen, Inc of our report dated May 18, 2015, relating to our audit of the balance sheet of Gushen, Inc. as of April 30, 2015, and the related statement of operations, stockholders' equity, and cash flows as of April 30, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES Date: May 27, 2015 Kuala Lumpur, Malaysia